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                                                                    Exhibit 99.1

      DYNAMIC DETAILS, INCORPORATED ANNOUNCES TENDER OFFER  FOR 10% SENIOR
                          SUBORDINATED NOTES DUE 2005

     Dynamic Details, Incorporated (the "Company") today announced that it has commenced a tender offer for any and all of the $100 million aggregate outstanding principal amount of its 10% senior subordinated notes due 2005 (the "Notes"). The Company is also soliciting the consent of the holders of the Notes to amend the indenture under which the Notes were issued. The tender offer and consent solicitation are subject to the terms and conditions set forth in the Company's Offer to Purchase and Consent Solicitation Statement dated February 8, 2001 (the "Statement") which is being mailed to the holders of the Notes on or about February 8, 2001. The consent solicitation will expire at 5:00 p.m., New York City time, on February 23, 2001, unless extended (the "Consent Date"). The tender offer will expire at 12:00 noon, New York City time, on March 9, 2001, unless extended (the "Expiration Date").

     Holders tendering their Notes will be required to consent to certain proposed amendments, which will amend or eliminate certain of the restrictive covenants, certain events of default and certain other related provisions from the indenture governing the Notes. The tender offer and consent solicitation are conditioned on (1) the consummation by the Company's ultimate parent, DDi Corp., of a public offering (the "Public Offering") of its common stock and convertible subordinated notes pursuant to a Registration Statement on Form S-1, as amended, filed with the Securities and Exchange Commission (No. 333-54730),
(2) the receipt of consents from the holders of a majority of the aggregate principal amount of Notes outstanding with respect to the proposed amendments and (3) the receipt of consent from the senior lenders under the Company's credit facility, among other conditions. If all the conditions to the tender offer are met, as more fully described in the Statement, DDi Corp. intends to use a portion of the proceeds from the Public Offering to allow the Company to repurchase the Notes.

     In the event that any Notes are accepted for purchase pursuant to the tender offer and the proposed amendments to the indenture become operative, the Company will make a consent payment of $25.00 per $1,000 principal amount of Notes for the consents that have been validly delivered on or prior to the Consent Date and not validly revoked (the "Consent Payment").

     The consideration for each $1,000 principal amount of Notes validly tendered after the Consent Date and on or prior to the Expiration Date and not validly revoked will be equal to (i) the present value on the date of payment of $1,050.00 (the amount payable on November 15, 2001, the earliest redemption date) and all future interest payments payable up to the earliest redemption date, determined on the basis of a yield to the earliest redemption date equal to the sum of (x) the yield on the 7 1/2% U.S. Treasury Note due November 15, 2001, as calculated by the Dealer Manager in accordance with standard market practice, based on the bid price for such security as of 2:00 p.m. New York City time, on the second business day immediately preceding the Expiration Date, plus
(y) 75 basis points, minus (ii) accrued and unpaid interest to, but not including, the date of payment, payable on that date and minus (iii) the Consent Payment (the "Tender Offer Consideration").
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     The Tender Offer Consideration and the Consent Payment will be paid as promptly as possible following the Expiration Date. Holders who validly tender their Notes and validly deliver consents on or prior to the Consent Date will receive the Tender Offer Consideration and the Consent Payment. Holders who validly tender their Notes subsequent to the Consent Date and on or prior to the Expiration Date will receive only the Tender Offer Consideration and will not receive the Consent Payment. A holder who validly tenders Notes will be deemed to have validly tendered its consent. A holder may not deliver its consent without validly tendering its Notes. The Company may amend, extend or terminate the tender offer and consent solicitation at any time.

     If the requisite consents are obtained and the proposed amendments to the indenture become effective, any Notes not tendered and accepted for payment will not have the benefit of certain restricted covenants, events of default and other related provisions of the indenture that will be eliminated or amended by the proposed amendments.

     JP Morgan, a division of Chase Securities Inc., is the Dealer Manager for the tender offer and the consent solicitation. The Depositary is State Street Bank and Trust Company. Questions or requests for assistance may be directed to JP Morgan (telephone: (800) 245-8812). Requests for documentation may be addressed to Georgeson Shareholder Communications Inc., the Information Agent (telephone: (800) 223-2064 or, if a bank or broker, (212) 440-9800 (collect)).

     Dynamic Details, Incorporated, an operating subsidiary of DDi Corp., provides electronics design, development and manufacturing services to original equipment manufacturers and to other providers of electronics manufacturing services. The Company specializes in providing technologically advanced services to its customers on a short turnaround basis, often providing custom-designed printed circuit boards to its customers in as little as twenty-four hours. Dynamic Details, Incorporated is located in Anaheim, CA. and may be contacted at (714) 688-7200, Attn: Timothy Donnelly.

     This press releases issued by Dynamic Details, Incorporated contain information about future expectations, plans and prospects that may constitute forward-looking statements for purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results or developments may differ materially from those projected or implied in the forward-looking statements. More information about the risks and challenges faced by Dynamic Details, Incorporated is contained in the Securities and Exchange Commission filings made by Dynamic Details, Incorporated and its affiliates.

     The tender offer and consent solicitation for the Notes are made only by the Offer to Purchase and Consent Solicitation Statement dated February 8, 2001. A registration statement relating to these securities offered by DDi Corp. described above has been filed with the Securities and Exchange Commission but has not yet become effective. The DDi securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of any securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Source:  Dynamic Details, Incorporated